Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Trump Media & Technology Group Corp. (formerly Digital World Acquisition Corp.), of our report dated March 29, 2024 on our audit of the balance sheets of Digital World Acquisition Corp. as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey
April 15, 2024